Exhibit 23.6

CONSENT OF PAMELA DE MARK, P. GEO., BAPPSC (APP GEO, HONS), MAUSIMM

To:	United States Securities and Exchange Commission

Re:	Expert Consent for Registration Statement on Form S-8

A technical report “Pan American Silver Corp. Navidad Project, Chubut Province, Argentina: Preliminary Assessment” and dated effective January 14, 2011, (the “Technical Report”) was prepared for Pan American Silver Corp. (the “Corporation”) in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects by Pamela De Mark, P. Geo. BAppSc (App Geo, Hons), MAusIMM, in whole or in part, and filed with applicable securities regulatory authorities.

The undersigned does hereby consent to the written disclosure of the Technical Reports and the extracts from, or summary of, or references to the Technical Reports and other scientific and technical information relating solely to the Corporation by the Corporation in the annual information form of the Corporation, dated March 22, 2018 (the "AIF") and in the Annual Report on Form 40-F of the Corporation, dated March 22, 2018 (the "40-F"), which is incorporated by reference in the Registration Statement on Form S-8 of the Corporation, dated February 22, 2019.  The undersigned does also hereby consent to the reference to my name in the AIF and the 40-F.

The undersigned does hereby confirm that I have read the AIF and the 40-F and have no reason to believe that there are any misrepresentations in the information contained in the AIF or the 40-F that are (a) derived from the Technical Reports; or (b) within my knowledge as a result of the services I performed in connection with the Technical Reports.

Dated this 22 of February, 2019.

/s/ Pamela De Mark
Pamela De Mark, P. Geo., BAppSc (App Geo, Hons), MAusIMM